Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 13, 2010, except as to the third paragraph of Note 12, as to which the date is August        , 2010, in the Registration Statement on Form S-1 and the related Prospectus of REVA Medical, Inc. for the registration of shares of its common stock.

Ernst & Young LLP
San Diego, California
August          , 2010

The foregoing consent is in the form that will be signed upon the completion of the reincorporation in the State of Delaware described in the third paragraph of Note 12 to the financial statements.

/s/ Ernst & Young LLP
San Diego, California
August 13, 2010